EXHIBIT 99.1

Sharps Compliance Corp. Reports 16% Core Billings Growth in First Quarter Fiscal 2011

  First quarter core billings, which excludes its U. S. Government contract, grew 16% over the prior year period and 26% over the trailing fourth quarter of fiscal year 2010
  Retail billings reached a record $1.9 million, up 22% over prior year period
  Net loss of $0.4 million, or $0.03 per diluted share, excludes special charge for retirement of former CEO
  Strong, flexible balance sheet with a cash balance of $19.6 million, working capital of $20.9 million and no debt as of September 30, 2010

HOUSTON, Oct. 27, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today reported $5.2 million in revenue for the first quarter of fiscal year 2011 ended September 30, 2010. Revenue in the fiscal 2010 first quarter was $15.4 million and included $11.0 million from the product build-out phase from a major contract with a large U.S. Government agency contract.

Net loss for the first fiscal quarter was $421 thousand, or $0.03 per diluted share, which excludes a $570 thousand, or $0.02 per share, special charge related to the retirement of the Company's former CEO. The special charge included a non-cash portion of $73 thousand related to the acceleration of unvested stock options. Including the special charge, net loss for the fiscal 2011 first quarter was $797 thousand or $0.05 per diluted share. Fiscal year 2010 first quarter had net income of $5.8 million, or $0.40 per diluted share.

David P. Tusa, Chief Executive Officer and President, commented, "We continue to make progress in the development and penetration of what we believe to be a $2 billion market for the proper management of unused medications and medical waste generated outside of the hospital and large healthcare facility setting. Our well recognized line of solutions are seen as a value-added offering by our customers, including government agencies, major retail pharmacy chains, professional offices, clinics, home healthcare patients and other generators of medical waste outside of the hospital and large healthcare setting. Additionally, we believe we are leading the country in the education of medical waste generators, many which operate in a regulated setting, about our cost effective waste management solutions that we believe reduces cost by approximately 50% compared with a traditional pick-up service."

Key Target Markets Continue to Expand

Core customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were $5.4 million in the first quarter of fiscal 2011 compared with $4.6 million in the corresponding period of the prior fiscal year and $4.2 million in the trailing quarter ended June 30, 2010. Core customer billings exclude billings of $0.4 million, $11.0 million and $0.4 million associated with the U.S. Government contract in the first quarters of fiscal 2011 and 2010, and quarter ended June 30, 2010, respectively.

Driving first quarter core billing growth was record Retail billings of $1.9 million, a 22% increase over the prior year.  Retail billings were driven by the flu shot season and the increasing quantity of flu shots that are being administered in the alternate site setting. The growth also included $550,000 in billings related to the initial order of Sharps' TakeAway System™ by one of the country's largest retail pharmacy chains as part of their Safe Medication Disposal Program.

Home healthcare billings were $2.0 million, up 24% over the prior year period due to improved sales by home healthcare related distributors addressing the growing trend of patient volumes in the home healthcare industry.

Professional market billings grew $51 thousand, or 12%, to $472 thousand in the quarter.  The growth in the Professional market was a direct result of the Company's targeted telemarketing activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of the Company's flagship Sharps Recovery System™ (formerly known as the Sharps Disposal By Mail System™) over  the traditional pick-up service. The Company's inside sales initiative contributed $123 thousand in Professional market billings in the fiscal 2011 first quarter compared with $10 thousand for the prior year quarter and $48 thousand in the trailing quarter ended June 30, 2010. The success of the Company's inside sales initiative mostly offset declines in distributor network sales which were down based on ordering patterns.

Core government billings for the first quarter of 2011 were up $180 thousand to $220 thousand as a result of pharmacy programs with the states of Iowa and North Dakota, other community programs and an expanded Veterans Administration pilot program.  The pilot provided select VA medical centers (referred to as VISN's) with the SharpsRecovery System™ and TakeAway System™ to their patients. The Company currently has 8 VISN's that encompass twenty-two states plus the District of Columbia participating in the VA Pilot program. There are a total of twenty-three VISN's in the VA healthcare system.  Sequentially, core government sales were down slightly as the expansion of the VA pilot helped to offset the slowing of the State programs which placed their initial orders earlier in the calendar year.

Somewhat offsetting the growth in key targeted markets were reduced billings in the Pharmaceutical market which was down as a result of timing of customer orders and the discontinuation of one of the Company's six Patient Support Programs.

System Structured for Anticipated Growth

Gross margin was 34.6% in the first quarter of fiscal 2011 down primarily due to lower volume from gross margin of 70.8% in the fiscal 2010 first quarter. The Company, which is highly levered on volume, made investments in its infrastructure during the first half of calendar year 2010 in order to provide for the capacity to take on sudden large increases in volume. As a result, the combination of lower volume and greater capacity creates negative leverage and adversely impacts gross margin. Compared with the trailing quarter ended June 30, 2010, gross margin improved 520 basis points on higher volume.

Selling, general and administrative (SG&A) expense was $2.4 million for the first quarter of fiscal 2011, an increase of $561 thousand, or 31%, over the $1.8 million reported in the same period of the prior year. Higher SG&A costs reflect the growth in the Company's sales and marketing efforts and investments made to support additional volume expansion in the near term.

SG&A for the first quarter of fiscal 2011 decreased $325 thousand compared with SG&A expense of $2.7 million for the trailing fourth quarter of fiscal 2010. The Company expects SG&A for fiscal year 2011 to be approximately $9.6 million barring additional targeted marketing opportunities which management may deem appropriate.

Operating loss for the first quarter of fiscal 2011 was $1.2 million compared with operating income of $9.0 million for the prior year's first quarter.

Strong Cash Generation and Financial Flexibility

Cash and cash equivalents were $19.6 million at September 30, 2010 compared with $18.1 million at June 30, 2010. Working capital was $20.9 million at September 30, 2010, a decrease of $0.7 million over the June 30, 2010 level of $21.6 million. At September 30, 2010, stockholders' equity and total assets were $26.4 million and $31.7 million, respectively, compared with $26.9 million and $31.6 million, respectively, at June 30, 2010.

Although Sharps maintains a $5.0 million line of credit with Wells Fargo, no amounts were outstanding at September 30, 2010. The line of credit is available to finance working capital as well as organic expansion opportunities or potential acquisitions.

Legislation Regarding Disposal of Controlled Substances Creates Potential for TakeAway System™; USPS Addressing Disposal by Mail Systems for Non-Controlled Prescriptions by Developing Specific Protocols

The Secure and Responsible Drug Disposal Act of 2010 was signed into law on October 12, 2010, which is an amendment to the Controlled Substances Act. The Act allows a patient who has lawfully obtained a controlled substance to deliver it to another authorized person for disposal. Mr. Tusa noted, "Although our focus to date has been on non-controlled, unused prescription medications, we believe as regulations and protocols are developed to meet the requirements of the new law, that ultimately our solutions could serve to further meet the needs of the country in addressing the challenges of prescription drugs entering our water systems or being misused."

The Company was notified late last week by the United States Postal Service (USPS) that it plans to continue to develop specific protocols to permit disposal of non-controlled prescription drugs by mail.  In the mean time, the USPS has requested Sharps to suspend the sale of the envelopes associated with its TakeAway System™ program which was operated under agreement with the USPS. The larger box containers that are included in Sharps' TakeAway System™ which are transported via an alternative logistics provider are unaffected by this request.

Mr. Tusa noted, "We applaud the USPS for recognizing the value of its delivery system in addressing the pressing issues associated with the improper disposal of non-controlled prescription medications, and that they provided us the opportunity to demonstrate the viability of a mail back solution. We are involved in very positive discussions with the USPS and hope to be in a position to resume envelope shipments soon.  In the interim, as the USPS develops its processes, we plan to announce shortly an arrangement with an alternative logistics provider regarding an expanded line of TakeAway envelope solutions which we also expect to provide additional product enhancements for greater flexibility and choices for our customers."

Outlook

The Company expects that it will continue to penetrate the nascent $2 billion market for unused medications and medical waste generated outside the hospital and large healthcare facility setting. It is focused on growing its core market billings, which tend to be recurring, particularly in the retail, professional and government markets while pursuing large contract opportunities to address emergency preparedness requirements and managed care and pharmaceutical manufacturer related opportunities.

Mr. Tusa noted, "We are achieving solid success with our inside sales efforts to educate the estimated 800,000 professional offices and similar facilities across the country, which generate small quantities of medical waste in a regulated environment, about our cost-effective and convenient alternative to the traditional medical waste pick up service. Because of this success, we expect to continue to build this effort and expand the current team of eleven sales representatives as we progress. Our expectations are that each representative after a three- to six-month ramp-up period should be able to generate first year revenue of about $200 thousand.  Importantly, they will develop a base of recurring revenue as they continue to attract new customers.

"Our efforts are focused on growing our channels to market which are primarily direct sales, inside sales, internet marketing and e-commerce.  We recently supplemented our government sales team with the services of a specialized contract sales organization which we believe could accelerate government-related recurring revenue opportunities.  In addition, we recently launched an initiative to significantly enhance our internet presence through a new website as well as much more sophisticated e-commerce capabilities which we expect to launch by the end of fiscal year 2011."

Mr. Tusa concluded, "Our opportunity pipeline remains very robust. We are patiently continuing our conversations with our current large U.S. Government customers including the VA, as well as other government agencies, as they evaluate the expansion of our current programs or the initiation of new ones based on the successes we have had with the existing programs thus far. We are engaged in conversation with many of the 30,000 U.S. retail pharmacies about providing their customers with a solution for unused non-controlled medication.  And, as the concern over the improper use and disposal of unused medications and used syringes grows throughout the nation, we are broaching the subject with several managed care organizations and pharmaceutical manufacturers regarding patient support, unused medication management and other similar programs."

First Quarter Fiscal Year 2011 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:30 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560 and entering conference ID number 358851. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 358851. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Wednesday, November 3, 2010. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps© Recovery System™ and TakeAway™ Environmental Return System products combined with warehousing, inventory management, training, data and other services. Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(dollars in thousands, except per share data)

	Three-Months Ended
	September 30,
	2010	2009	% Change

Revenue	$ 5,233	$ 15,379	(66.0%)
Cost of revenue	3,421	4,488	(23.8%)
Gross profit	1,812	10,891	(83.4%)
Gross margin	34.6%	70.8%
SG&A expense	2,375	1,814	30.9%
Special charge	570	--	100.0%
Depreciation and amortization	89	95	(6.3%)

Operating income (loss)	(1,222)	8,982
Operating margin	(23.4%)	58.4%
Other income	13	4

Net income (loss) before income taxes	$ (1,209)	$ 8,986
Income tax expense (benefit)	(412)	3,167
Net income (loss)	$ (797)	$ 5,819

Net income (loss) per share
Basic	$ (0.05)	$ 0.44
Diluted	$ (0.05)	$ 0.40

Weighted Average Shares Outstanding
Basic	14,907	13,373
Diluted	14,907	14,527

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2010	June 30, 2010
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 19,608	$ 18,068
Accounts receivable, net	1,945	2,033
Inventory	1,892	1,738
Prepaid and other assets	1,819	3,369
Deferred income taxes	53	83
Total current assets	25,317	25,291
Property and equipment, net	5,533	5,631
Deferred income taxes, net of current portion	584	503
Intangible assets, net	261	207
Total assets	$ 31,695	$ 31,632

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,313	$ 1,220
Accrued liabilities	1,400	1,079
Current portion of deferred revenue	1,700	1,375
Total current liabilities	4,413	3,674
Long-term deferred revenue	571	583
Other liabilities	343	434
Total liabilities	5,327	4,691
Stockholders' equity:
Total stockholders' equity	26,368	26,941
Total liabilities and stockholders' equity	$ 31,695	$ 31,632

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(dollars in thousands)

	Three-Months Ended September 30,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 2,013	35.1%	$ 1,622	$ 391	24.1%
Retail	1,892	33.0%	1,547	345	22.3%
Government	600	10.5%	11,017	(10,417)	(94.6%)
Professional	472	8.2%	421	51	12.1%
Hospitality	280	4.9%	261	19	7.3%
Pharmaceutical	130	2.3%	319	(189)	(59.2%)
Other	349	6.0%	404	(55)	(13.6%)
Subtotal	5,736	100.0%	15,591	(9,855)	(63.2%)
GAAP Adjustment *	(503)		(212)	(291)	137.3%
Revenue Reported	5,233		15,379	(10,146)	(66.0%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue.
Customer billings include all invoiced amounts for products shipped during the period reported.
GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
(i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.
CONTACT:  Sharps Compliance Corp.
          David P. Tusa, CEO and President
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com